Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into by and between Net 1 UEPS Technologies, Inc., a Florida corporation ("Company"), and Ali Mazanderani ("Consultant") effective as August 5, 2020 (the "Effective Date").

WHEREAS, the Company wishes to engage Consultant on a consulting basis for a limited period of time.

NOW, THEREFORE, is agreed by and between the undersigned as follows:

1. Retention of Services.  Effective July 1, 2020, the Company shall retain Consultant, and Consultant agrees to be retained by the Company on a consulting basis to consult with the Company's Board of Directors (the "Board") and Chief Executive Officer on matters regarding the Company's strategy for a period of two years until June 30, 2022 ("Consulting Period"), to provide the services set forth on Exhibit A ("Services"), unless terminated earlier in accordance with Section 1(h) hereof.  The Consulting Period may only be extended by written mutual agreement of the parties.  The Company's Chairman and the Consultant will met each calendar quarter following the Effective Date to discuss goal setting and review of activities performed. The meeting is required to be minuted.

(a) Consulting Fees.  During the Consulting Period, Consultant shall receive a consulting fee in the amount of $200,000 per year, subject to any applicable value-added tax (VAT), prorated for a partial month (the "Consulting Fee").  The consulting fee shall be payable monthly in arrears by the Company on the last business day of the month following the month in which the Services were rendered.  Upon the termination of this Agreement, Consultant shall be entitled to receive all undisputed and unpaid consulting fees accrued up to the date of termination.

(b) Incentive Payments.  Subject to approval by the Board, the Consultant will be:

i. eligible for a short-term incentive bonus of up to 100% of the Consulting Fee, subject to the achievement of pre-determined performance targets, payable annually.

ii. granted an option to purchase 150,000 shares of the Company's common stock, pursuant and subject to the Amended and Restated 2015 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. (the "Plan") and the Company's standard form of stock option agreement (the "Option"), of which will 50% will be exercisable on the first anniversary of the option grant, and 100% will be exercisable on the second anniversary of the option grant.  The Option will have a life of three years from the grant date. The Option strike price per share will be equal to the fair market value of a share of the Company's common stock as of the date of grant or $3.50, whichever is the greater.  The Option will be subject to the terms of the Plan and applicable award agreement.

(c) Independent Contractor Relationship.  During the Consulting Period, Consultant's relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  Consultant will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave.  Consultant will be solely responsible for obtaining any business or similar licenses required by any governmental authority for him to perform the Services.  Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any tax authority with respect to the Services and receipt of compensation under this Agreement.

This Agreement constitutes a contract for the provision of services and not a contract of employment.  As such, the Consultant shall bear exclusive responsibility for the payment of any national insurance, income tax and any other form of taxation or social security cost ("Taxation") in respect of payments made to him under this Agreement including the payment of Taxation.  The Consultant shall indemnify and keep indemnified the Company against any liability, loss, damage, cost, claim or expense the Company suffers or incurs as a result of any claims against the Company for such sums and other claims arising out of the Consultant being found to be an employee of the Company (including, without limitation, any claims against the Company for any Taxation and other contributions required by law to be paid in respect of any payments made to the Consultant under this Agreement).

Without prejudice to the indemnity in this Section 1(b), if, for any reason, the Company shall become liable to pay, or shall pay, any Taxation or other payments as referred to in this Section 1(b), the Company shall be entitled to deduct from any amounts payable to the Consultant all amounts so paid or required to be paid by the Company and, to the extent that any amount of taxes paid or required to be paid by the Consultant shall exceed the amounts payable by the Company to the Consultant, the Consultant shall indemnify the Company in respect of such liability and shall, upon demand, forthwith reimburse the Company such excess.

(d) Method of Performing Services.  In accordance with the Company's objectives, Consultant will determine the method, details and means of performing the Services within the parameters established by the Company.  The Company shall have no right to, and shall not, control the manner or determine the method of performing the Services.  Consultant shall provide the Services to the reasonable satisfaction of the Company and in compliance with all applicable laws.

(e) Workplace, Hours and Instrumentalities.  Consultant may perform the Services at any place or location.  Consultant shall also determine the days and times for performing the Services; provided, the Consultant agrees to dedicate at least 40 days per year to provide the Services.  Consultant agrees to provide all equipment, supplies and instrumentalities, if any, required to perform the Services.  Consultant shall be reimbursed by the Company for ordinary, necessary and reasonable business expenses, including travel expenses, consistent with the budget approved by the Company and incurred by Consultant in the performance of the Services hereunder; provided (a) such expenses have been  documented by Consultant in accordance with the Company's policies and applicable law and (b) expenses exceeded $2,000 have been specifically approved in advance in writing by an authorized officer of the Company.  In all events, acceptable documentation of expenses must be submitted to the Company no later than sixty (60) days following the date such expenses were incurred, and the Company shall reimburse Consultant within thirty (30) days following receipt of such documented expenses.

(f) Ownership and Return of Company Property.  All materials (including, without limitation, documents, technology, research, reports, drawings, models, apparatus, designs, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to Consultant by the Company or made by Consultant in the performance of the Services under this Agreement (collectively, the "Company Property") are the sole and exclusive property of the Company.  Upon termination of this Agreement and after the Consulting Period, or at any time upon the Company's request, Consultant shall destroy or deliver to the Company, at the Company's option:  (a) all Company Property and (b) all tangible media of expression in Consultant's possession or control which incorporate or contain any Confidential Information (as defined herein).

(g) Non-Exclusivity; No Conflict of Interest.  This Agreement is not exclusive for either party; provided that Consultant shall not perform work or accept an obligation inconsistent or incompatible with Consultant's obligations, or the scope of the Services rendered for Company under this Agreement.

(h) Termination.  Notwithstanding the Consulting Period of this Agreement, this Agreement may be terminated as follows:

i. Termination by Company.  Company may terminate this Agreement at any time, with termination effective sixty (60) days after Company's delivery to Consultant of written notice of termination.

ii. Termination by Consultant.  Consultant may terminate this Agreement at any time, with such termination effective sixty (60) days after Consultant's delivery to Company of written notice of termination.

iii. Termination for Material Breach.  Either party may terminate this Agreement at any time in the event that the other party is in material breach of any material provision of this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice from the non-breaching party of such breach, with such termination to be effective immediately upon written notice to the breaching party.

2. Indemnification.  Nothing in this Agreement is intended to or should be construed to contradict, modify, diminish or alter any rights of Consultant to indemnification under the articles of incorporation or the bylaws of the Company or applicable state law, any rights of Consultant under any insurance policy of the Company, or any rights of Consultant to enforce the terms of this Agreement.

3. Confidential Information.  Both during and after the Consulting Period, Consultant agrees to hold the Company's Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties.  Consultant also agrees not to use any of the Company's Confidential Information for any purpose other than performance of Consultant's services hereunder.  "Confidential Information" as used in this Agreement shall mean all information regarding the Company or its business obtained by Consultant that is not generally known in the Company's trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Company or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Company or its subsidiaries or affiliates.  Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant in the course of the Company's business.  Consultant's obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion:  (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by the Company.  In addition, Consultant may disclose the Company's Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law.  All Confidential Information furnished to Consultant by the Company is the sole and exclusive property of the Company or its suppliers or customers.  Upon request by the Company, Consultant agrees to promptly deliver to the Company the original and any copies of such Confidential Information.

4.  Work Product. The Consultant acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Consultant individually or jointly with others during the Consulting Period resulting from any work performed by the Consultant for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company.

5. Anti-corruption.  Consultant represents, warrants and covenants that he has never been convicted of, pleaded guilty to, or charged with any offence involving fraud, corruption or bribery in any jurisdiction or country. Consultant agrees and covenants to comply with all requirements of law relating to money laundering, anti-terrorism, bribery, and corrupt practices now or hereafter in effect, including the United States Foreign Corrupt Practices Act ("FCPA"), or any other applicable anti-corruption laws, and shall immediately notify Company in writing if it becomes aware that any of the foregoing representations, warranties, or covenants are no longer true or have been breached or if Consultant has a reasonable basis to believe that they may no longer be true or have been breached

6. Observance of Company Rules.  During the Consulting Period, Consultant will observe the Company's rules, regulations and policies with respect to conduct, health, safety, anti-harassment, anti-discrimination, anti-retaliation and protection of persons and property as those may be updated from time to time by the Company. Consultant will also comply with all operating and compliance policies of the Company, including without limitation, the Company's insider trading policy. A material breach of this provision shall be sufficient cause for the Company to terminate this Agreement immediately without notice or cure.

 8. General Provisions.

i. Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Consultant shall not be entitled to assign any of his rights or obligations under this Agreement.

ii. Waiver.  Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

iii. Modification; Severability.  In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

iv. Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York.  Each party consents to the jurisdiction and venue of the state or federal courts in the State of New York, as applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

v. Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing signed by or on behalf of the party making the same and shall be deemed to have been duly given when delivered in person, by any internationally-recognized overnight courier providing evidence of delivery, by registered or certified mail (postage prepaid, return receipt requested), or by email with receipt confirmed or a copy delivered the next business day by any internationally-recognized overnight courier providing evidence of delivery addressed to the other party as set forth on the signature pages hereof.  Either party may change the designated person or address to which notices are to be sent by giving written notice to the other party in the manner set forth herein.

vi. Counterparts.  This Agreement may be executed in counterparts and by facsimile or electronic mail, and each counterpart and facsimile or electronic transmission shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  For all purposes, a facsimile copy or electronic copy of this Agreement, including the signature pages hereto, shall be deemed an original.

vii. Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of the Company and Consultant.

SIGNATURE PAGE FOLLOWS

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW TO BE EFFECTIVE AS OF THE EFFECTIVE DATE.

Net 1 UEPS Technologies, Inc.
Dated: August 5, 2020

By:_Alex Smith_________________________

Name: Alexander M. R. Smith

Title: Chief Financial Officer

Notice Address:

Net 1 UEPS Technologies, Inc.

President Place, 4th floor

Cnr. Jan Smuts Avenue and Bolton Road

Rosebank, Johannesburg

South Africa

Attention: Mr. Alexander M. R. Smith

Dated: August 5, 2020	__/s/ Ali Mazanderani_____________________ Ali Mazanderani Notice Address:

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EXHIBIT A

CONSULTING SERVICES

1.1. The Consultant agrees to advise the board of directors of the Company on:

1.1.1. a review of the current strategy of the Company;

1.1.2. the development of a new/revised strategy for the Company;

1.1.3. monitoring of the Company's performance against the new/revised strategy;

1.1.4. succession planning for senior management of the Company, including key divisional and group management;

1.1.5. portfolio management, including mergers, acquisitions and disposals;

1.1.6. any other strategic matter reasonably agreed by the board of directors of the Company and the Consultant.

1.2. For the avoidance of doubt, the Services and related Consulting Fee and Option are in addition to the responsibilities of the Consultant as non-executive director of the Company.